Exhibit 10.1
STONE ENERGY CORPORATION
EXECUTIVE CHANGE IN CONTROL SEVERANCE POLICY
(as amended and restated)
1. POLICY
     Stone Energy Corporation (the “Company”) will provide the severance benefits as defined herein to designated executives of the Company who are terminated by the Company for other than Cause or who leave for Good Reason on or within twenty-four (24) months after a Change in Control.
2. PURPOSE
     The purpose of this policy is to define the severance policy of the Company for designated executives on or after a Change in Control.
3. SCOPE
     This policy shall only apply to certain executives designated by the Company’s Board of Directors (the “Board”) in its sole discretion. No benefit shall be payable under this policy to employees who enter into a separate written severance agreement with the Company on or after the effective date of this policy and who are entitled to receive severance payments thereunder as a result of a termination of service on or within twenty-four (24) months after a Change in Control. As a condition precedent to receipt of any payments, benefits or other services under this policy, each executive will be required to execute a binding release satisfactory to the Company pursuant to which such executive releases the Company from any liability in connection with employment by the Company.
4. PROCEDURE
     Executives who are terminated by the Company for other than Cause or who leave for Good Reason as defined under this policy shall be provided the following payments, benefits and other services as hereinafter defined, with payments to be made within eight (8) business days after execution of a release, in substantially the form attached hereto as Attachment 1, provided such release is executed within forty-five (45) days of the Executive’s termination date.
     4.1 Base Salary
The Company will pay the executive’s base salary up to the date of termination.

     4.2 Bonus
The Company will pay the executive a pro rata share of the bonus opportunity up to the date of termination at the then projected year end rate of payout, in an amount, if any, as determined by the Compensation Committee in its sole discretion.
     4.3 Severance
The executive will be eligible to receive a lump sum cash severance payment equal to 2.99 times the sum of: (a) the executive’s base salary calculated using the higher of the annual salary rate in effect at the time of termination or that in effect on the date of the Change in Control and (b) any target bonus at the one hundred percent (100%) level for which the executive is eligible for the fiscal year in which termination occurs.
     4.4 Outplacement
The executive will be eligible to receive outplacement services the duration and costs for which shall be determined by the then prevailing Human Resources Department’s practice concerning use of outplacement services, which shall be reasonable in amount and commensurate with the executive’s position and in no event exceed a cost to the Company of 5% of the base annual salary of the executive.
     4.5 Other Benefits
Any other termination benefits will be managed consistent with current severance practices for non-executive employees.
     4.6 Excise Tax
If any of the payments or benefits received by the executive designated to participate, whether or not pursuant to this policy, will be subject to the Excise Tax, then the Company shall pay to the executive an additional amount (“Gross-Up Payment”) such that the net amount retained by the executive, after deduction of any Excise Tax on the total payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the amount the executive would have otherwise received without such Excise Tax; provided, however, that if it shall be determined that the executive is entitled to a Gross-Up Payment, but that the total to be paid to executive does not exceed one hundred ten percent (110%) of the greatest amount (the “Reduced Amount”) that could be paid to the executive such that the receipt of the total would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the executive and the total payments to executive in the aggregate shall be reduced to the Reduced Amount. Payment of the Gross-Up Payment, if due hereunder, shall be made no later than the date the Excise Tax is remitted to the applicable tax authorities.
5. DEFINITIONS
“Cause” for termination by the Company of the executive’s employment shall mean (i) the willful and continued failure by the executive to substantially perform the executive’s duties with the Company (other than any such failure resulting from the executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the executive by the Board which demand specifically identifies the manner in which the Board believes that the executive has not substantially performed the executive’s duties, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the executive’s part shall be deemed “willful” unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that the executive’s act, or failure to act, was in the best interest of the Company.
“Change in Control” – a Change in Control shall be deemed to have occurred for purposes of this policy if the event set forth in any one of the following paragraphs shall have occurred:
(A) any Person (a “person or entity”) is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (C) below; or
(B) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals, who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(C) there is consummated a scheme of arrangement, merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such scheme of arrangement, merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least sixty-five percent (65%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a scheme of arrangement, merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company of its Affiliates of a business) representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; or
(D) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least sixty-five percent (65%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
“Excise Tax” shall mean any excise tax imposed under section 4999 of the Internal Revenue Code.
“Good Reason” for termination by the executive of the executive’s employment shall mean the occurrence (without the executive’s express written consent) on or within twenty-four (24) months after any Change in Control of any one of the following acts by the Company:

(A) a material reduction in the executive’s annual base salary as in effect on the date of the Change in Control or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company;
(B) a material diminution in the authority, duties or responsibilities of the executive as in effect immediately prior to the Change of Control; or
(C) a requirement that the executive transfer to a work location that is more than fifty (50) miles from such executive’s principal work location immediately prior to the Change of Control.
The executive’s right to terminate the executive’s employment for Good Reason shall not be affected by the executive’s incapacity due to physical or mental illness. The executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
For a termination by an executive to be for a Good Reason, the executive must first give written notice to the Company in writing of the Good Reason event within 30 days of the initial existence of the Good Reason event, and the Company shall then have 30 days from its receipt of such notice to remedy the event and if the Company fails to timely remedy the event, the executive may terminate his employment for Good Reason in the seven day period following the Company’s failure to remedy the event. A termination by the executive for a Good Reason shall be deemed to be within 24 months after the Change of Control if the initial existence of the Good Reason event occurred within 24 months after the Change of Control.
6. RESPONSIBILITY
     Except as otherwise stated herein, this policy will be administered by the Company’s Vice President of Human Resources. This policy is subject to review, change or cancellation at any time at the sole discretion of the Compensation Committee of the Board, provided, however, that the policy shall not be changed as to the designated executives after a Change in Control.
7. SECTION 409A
     Notwithstanding anything in this Agreement to the contrary, if on the date of the executive’s separation from service the executive is a “specified employee,” as defined in Section 409A of the Code, then all or such portion of any severance payments or benefits under this Agreement that would be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first day of the seventh month following his separation from service date (or, if earlier, the executive’s date of death) and shall be paid as a lump sum (without interest) on such date. No payment shall be made under this Agreement prior to the date the executive incurs a “separation from service,” within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder.
8. EFFECTIVE DATE
     The effective date of this policy is December 7, 2007. This policy replaces in full the prior Executive Change in Control Severance Policy.